Exhibit (h)(4)

                ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT
                ------------------------------------------------

     THIS AGREEMENT is made as of December 1, 2004 by and between PFPC Inc., a Massachusetts corporation ("PFPC"), and each Weiss, Peck & Greer investment company listed on Exhibit A hereto, each, a Massachusetts business trust (each, a "Fund"), on behalf of each series thereof (if any) listed on Exhibit A, (each, a "Portfolio") as such Exhibit A may be amended from time to time.

                              W I T N E S S E T H :

     WHEREAS, the Fund wishes to retain PFPC to provide administration and accounting services and PFPC wishes to furnish such services.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1.   DEFINITIONS. AS USED IN THIS AGREEMENT:
     ---------------------------------------

     (a)  "1933 Act" means the Securities Act of 1933, as amended.

     (b)  "1934 Act" means the Securities Exchange Act of 1934, as amended.

     (c)  "Advisers Act" means the Advisers Act of 1940, as amended.

     (d) "Authorized Person" means any officer of the Fund and any other person duly authorized by the Fund's Board of Trustees to give Oral Instructions and Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto. No employee of PFPC shall be an Authorized Person for purposes of this Agreement.

     (e)  "CEA" means the Commodities Exchange Act, as amended.

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

     (f) "Change of Control" means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parent(s).

     (g) "Oral Instructions" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

     (h)  "SEC" means the Securities and Exchange Commission.

     (i) "Securities Laws" means the 1933 Act, the 1934 Act, the 1940 Act, the Advisers Act, the CEA, the Gramm-Leach-Bliley Act of 1999, as amended and the Sarbanes-Oxley Act of 2002, as amended.

     (j) "Shares" means the shares of beneficial interest of any series or class of the Fund.

     (k) "Written Instructions" mean (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. APPOINTMENT. The Fund hereby appoints PFPC to provide administration and accounting services to each of the Portfolios, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

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

3.   COMPLIANCE WITH RULES AND REGULATIONS.
     --------------------------------------
     PFPC undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund or other entity.


4.   INSTRUCTIONS.
     -------------
     (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

     (b) PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or of any vote, resolution or proceeding of the Fund's Board of Trustees or of the Fund's shareholders, unless and until PFPC receives Written Instructions to the contrary or unless otherwise known by PFPC to be inconsistent (reference being made to Section 5(c) regarding conflicting or inconsistent directions, advice, Oral Instructions or Written Instructions that PFPC receives from the Fund).

     (c) The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received or such later date as reasonably practicable. The fact that such confirming Written Instructions are not

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

          received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions.


5.   RIGHT TO RECEIVE ADVICE.
     ------------------------
     (a) ADVICE OF THE FUND. If PFPC is in doubt as to any action it should or should not take, PFPC shall request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

     (b) ADVICE OF COUNSEL. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser or PFPC, at the option of
          PFPC), the expense of which shall be borne by PFPC except with respect to consent to the Fund or the Fund's investment advisers.

     (c) CONFLICTING ADVICE, DIRECTIONS OR INSTRUCTIONS. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Fund and the advice PFPC receives from counsel, PFPC may rely upon and follow the advice of counsel; provided that PFPC shall first use its reasonable best efforts to resolve such conflict. In the event of a conflict or inconsistency between or among directions, advice, Oral Instructions or Written Instructions PFPC receives from the Fund, PFPC shall use its reasonable best efforts to resolve such conflict or inconsistency by notifying the Authorized Person(s) that provided such conflicting or inconsistent directions, advice, Oral Instructions or Written Instructions and obtaining clarification therefrom with respect thereto.

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

     (d) PROTECTION OF PFPC. PFPC shall be indemnified by the Fund and without liability for any action PFPC takes or does not take in accurately following Oral Instructions or Written Instructions PFPC receives from or on behalf of the Fund or from counsel and, in any case, which PFPC reasonably believes in good faith, to be consistent with those directions or advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC to seek such advice of counsel.


6.   RECORDS; VISITS.
     ----------------
     (a) The books and records pertaining to the Fund and the Portfolios which are in the possession or under the control of PFPC shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable Securities Laws, rules and regulations. The Fund and Authorized Persons and the Fund's independent public accountants and counsel shall have access to such books and records at all times during PFPC's normal business hours. Such books and records shall also be made available, at the direction of an Authorized Person, to governmental regulators and self-regulatory bodies. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an Authorized Person, at the Fund's expense.

     (b)  PFPC shall keep the following records:

          (i) all books and records with respect to each Fund's books of account;

          (ii)   records of each Fund's securities transactions; and

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

          (iii) all other books and records as PFPC is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.


7. CONFIDENTIALITY. Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained (other than through any other relationship the receiving party or any of its affiliates has with the protected party); (b) is or becomes publicly known or available through no wrongful act of the receiving party or any of its affiliates; (c) is rightfully received from an unaffiliated third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) is released by the protected party to an unaffiliated third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (g) has been or is independently developed or obtained by the receiving party.


8. LIAISON WITH ACCOUNTANTS. PFPC shall act as liaison with the Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Portfolio. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.


9. PFPC SYSTEM. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund.


10. DISASTER RECOVERY. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions.

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

11. COMPENSATION. As compensation for services rendered by PFPC during the term of this Agreement, the Fund, on behalf of each Portfolio, will pay to PFPC a fee or fees as may be agreed to in writing by the Fund and PFPC.


12. INDEMNIFICATION. Each Portfolio of each Fund, severally and not jointly, shall indemnify, defend and hold harmless PFPC and its affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) (collectively, "Losses") arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services to the Fund; provided, however, that neither PFPC, nor any of its affiliates, including their respective officers, directors, agents and employees, shall be indemnified against any Losses (including any expenses incident to such Losses) caused by PFPC's or its affiliates', including their respective officers' directors', agents' or employees', own willful misfeasance, bad faith, negligence or reckless disregard in the performance or non-performance of PFPC's responsibilities under this Agreement. Any amounts payable by the Fund hereunder shall be satisfied only against the relevant Portfolio's assets and not against the assets of any other investment portfolio of the Fund or any other Fund. The provisions of this
     Section 12 shall survive termination of this Agreement. The party requesting indemnification (the "Indemnitee") may not settle or compromise any liability for which the Indemnitee is requesting indemnification in any action or consent to or permit the entry of any judgment in respect thereof without the prior written consent of the party providing indemnification.

13.  RESPONSIBILITY OF PFPC.
     -----------------------
     (a) PFPC shall be under no duty to take any action hereunder on behalf of the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto. PFPC shall be obligated to exercise reasonable care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable only for any damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

     (b) Notwithstanding anything in this Agreement to the contrary, PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data which PFPC could not reasonably prevent in accordance with the standard of care set forth herein and occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by an unaffiliated third party.

     (c) Notwithstanding anything in this Agreement to the contrary, (i) neither party shall be liable for any consequential, special or indirect Losses, whether or not the likelihood of such Losses was known by such party or its affiliates and

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

          (ii) PFPC's cumulative liability to the Fund under this Agreement for all Losses, claims, suits, controversies, breaches or damages for any cause whatsoever arising out of or related to this Agreement and regardless of the form of action or legal theory shall not exceed the greater of $100,000 or the fees received by PFPC for services provided hereunder during the 12 months immediately prior to the date of such loss or damage, except, for purposes of this clause (ii), for any liability resulting from fraud or the willful malfeasance, bad faith or gross negligence of PFPC in the performance or non-performance of its responsibilities under this Agreement.

     (d) No party may assert a cause of action against either party that allegedly occurred more than 36 months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

     (e) Each party shall have a duty to use commercially reasonable efforts to mitigate damages for which the other party may become responsible; PROVIDED, HOWEVER, that no party is required to spend money agree to any undertakings or to bring any legal action.

     (f) The provisions of this Section 13 shall survive termination of this Agreement.

     (g) Notwithstanding anything in this Agreement to the contrary, PFPC shall have no liability either for any error or omission of any of its predecessors as servicer on behalf of the Fund or for any failure to discover any such error or omission.


14. DESCRIPTION OF ACCOUNTING AND ADMINISTRATION SERVICES ON A CONTINUOUS BASIS. PFPC will perform the following accounting and administration services with respect to each Portfolio:

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

          (i) Journalize investment, capital share and income and expense activities;

          (ii) Verify investment buy/sell trade tickets when received from the investment adviser for a Portfolio (the "Adviser") and transmit trades to the Fund's custodian (the "Custodian") for proper settlement;

          (iii)    Maintain individual ledgers for investment securities;

          (iv)     Maintain historical tax lots for each security;

          (v) Reconcile cash and investment balances of the Fund with the Custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

          (vi) Update the cash availability throughout the day as required by the Adviser;

          (vii) Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

          (viii) Calculate various contractual expenses (e.g., advisory and custody fees);

          (ix) Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

          (x) Control all disbursements and authorize such disbursements upon Written Instructions;

          (xi)     Calculate capital gains and losses;

          (xii)    Determine net income;

          (xiii) Obtain security market quotes from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of each Portfolio's Investments;

          (xiv) Transmit or mail a copy of the daily portfolio valuation to the Adviser;

          (xv)     Compute net asset value;

          (xvi) As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity;

          (xvii)   Prepare monthly financial statements;

          (xviii)  Prepare quarterly broker security transactions summaries;

          (xix)    Prepare monthly security transaction listings;

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

          (xx) Supply various normal and customary Portfolio and Fund statistical data as requested on an ongoing basis;

          (xxi) Prepare for execution and file the Fund's Federal, state and city tax returns;

          (xxii) Monitor each Portfolio's status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended;

          (xxiii)  Prepare shareholder tax information for 1099 reporting;

          (xxiv)   Provide Wash Sale Analysis Reports;

          (xxv) Provide portfolio managers with estimates of required distributions starting several months before deadline for taking losses;

          (xxvi) Provide support to portfolio managers, marketing and sales areas of total returns for specific non-standard time periods;

          (xxvii) Prepare and file with the SEC the Fund's annual and semi-annual shareholder reports; and

          (xxviii) Monitor the Fund's compliance with the amounts and conditions of each state qualification.


15. DESCRIPTION OF REGULATORY ADMINISTRATION SERVICES ON A CONTINUOUS BASIS. PFPC will perform the following regulatory administration services with respect to each Portfolio:

          (i) Prepare, coordinate with the Fund's counsel and file with the SEC Post-Effective Amendments to the Fund's Registration Statement, prepare reports to the SEC including, the preparation and filing of (i) semi-annual reports on Form N-SAR and (ii) Notices pursuant to Rule 24f-2;

          (ii) Assist in the preparation of notices of annual meetings of shareholders and proxy materials relating to such meetings;

          (iii) Assist in obtaining the fidelity bond and directors' and officers'/errors and omissions insurance policies for the Fund in accordance with the requirements of Rule 17g-1 and 17d-1(d)(7) under the 1940 Act as such bond and policies are approved by the Fund's Board of Trustees;

          (iv) Monitor the Fund's assets to assure adequate fidelity bond coverage is maintained;

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

          (v) Assist the Fund in handling of routine SEC examinations and responses thereto;

          (vi)     Maintain the Fund's files;

          (vii)    Provide periodic updates on recent regulatory events;

          (viii) Mail to appropriate parties the personal securities transaction quarterly reporting forms under the Fund's code of ethics pursuant to the Rule 17j-1 under the 1940 Act;

          (ix) Draft Form N-CSRs and coordinate, with the assistance of Fund counsel, compliance with new SEC rules and regulations;

          (x) Draft agendas and resolutions for quarterly and special board meetings and attend the meetings;

          (xi) Coordinate the preparation, assembly and mailing of board materials; and

          (xii) Maintain the Fund's corporate calendar to assure compliance with various filing and board approval deadlines.


16. DURATION AND TERMINATION. This Agreement shall be effective on the date first written above and shall continue in effect with respect to each Portfolio until terminated by the Fund with respect to such Portfolio(s) or by PFPC on sixty (60) days' prior written notice to the other party. In the event the Fund gives notice of termination with respect to a Portfolio (other than a liquidated Portfolio), all reasonable expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor accounting and administration services agent(s) (and any other service provider(s)), and all trailing expenses incurred by PFPC, will be borne by the applicable Portfolio. The foregoing sentence shall not apply in connection with any reorganization of a Portfolio into RBB, Inc.


17. [Intentionally Omitted.]

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

18. NOTICES. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; (b) if to the Fund, at 909 Third Avenue, New York, New York 10022, Attention: William Kelly or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.


19. AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.


20. ASSIGNMENT. PFPC may assign its rights hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives the Fund 30 days prior written notice of such assignment. Any such assignment shall not relieve PFPC of its obligations and responsibilities hereunder.


21. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


22. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

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

23.  [Intentionally Omitted.]


24.  MISCELLANEOUS.
     --------------

     (a) If the Fund makes any modifications to its registration statement or adopts any policies which would affect materially the obligations or responsibilities of PFPC hereunder it shall provide prompt written notice to PFPC thereof and the Fund and PCPC shall make mutually acceptable arrangements with respect thereto.

     (b) Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement.

     (c) This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Fund or any other person.

     (d) The Fund will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to the Fund.

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

     (e) This Agreement shall be deemed to be a contract made in the Commonwealth of Massachusetts and governed by the Laws of the Commonwealth of Massachusetts, without regard to principles of conflicts of law.

     (f) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     (g) The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

     (h) To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC's affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Fund's name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

     (i) MASSACHUSETTS BUSINESS TRUST DISCLAIMER. It is understood that each Fund is a Massachusetts business trust and each Portfolio is a series thereof, that the declaration of trust of each Fund refers to its trustees collectively as trustees

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

          and not individually or personally, and that neither the shareholders of any Portfolio nor the trustees, officers or agents of any Fund shall be personally liable for the obligations of such Fund. All persons dealing with a Portfolio must look solely to the property of that Portfolio for enforcement of any claims against that Portfolio. No Portfolio shall have any liabilities or obligations hereunder with respect to any other Portfolio.






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


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                             PFPC INC.


                             By:
                                ------------------------------------

                             Title:
                                   ---------------------------------

                             WEISS, PECK & GREER FUNDS TRUST
                             On behalf of the Portfolio set forth on Exhibit A


                             By:
                                ------------------------------------

                             Title:
                                   ---------------------------------

                             WPG TUDOR FUND


                             By:
                                ------------------------------------

                             Title:
                                   ---------------------------------

                             WPG LARGE CAP GROWTH FUND


                             By:
                                ------------------------------------

                             Title:
                                   ---------------------------------


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

                                    EXHIBIT A
                                    ---------


         THIS EXHIBIT A, dated as of December 1, 2004 is Exhibit A to that certain Administration and Accounting Services Agreement dated as of December 1, 2004 between PFPC Inc. and the Weiss, Peck & Greer mutual funds that are parties thereto.



                                      FUND:
                         Weiss, Peck & Greer Funds Trust
                                   PORTFOLIO:
                               WPG Core Bond Fund


                                 FUND/PORTFOLIO:
                            WPG Large Cap Growth Fund

                                 FUND/PORTFOLIO:
                                 WPG Tudor Fund







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